Exhibit 10.21
ELASTIC N.V.
NON-EXECUTIVE DIRECTOR COMPENSATION POLICY
(As adopted and approved on September 18, 2018; as amended June 3, 2026)
Elastic N.V. (the “Company”) believes that providing cash and equity compensation to its non-executive directors (the “Non-Executive Directors”) represents an effective tool to attract, retain and reward such Non-Executive Directors. This Non-Executive Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Non-Executive Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s Amended and Restated 2012 Stock Option Plan (the “Plan”). Each Non-Executive Director will be solely responsible for any tax obligations incurred by such Non-Executive Director as a result of the equity and cash payments such Non-Executive Director receives under this Policy.
This amended Policy will be effective as of June 5, 2025 (such date, the “Effective Date”).
1.Cash Compensation
Annual Cash Retainer
Each Non-Executive Director will be paid an annual cash retainer of US$ 40,000. There are no per-meeting attendance fees for attending meetings of the Board of Directors (the “Board”). This cash compensation will be paid quarterly in arrears on a prorated basis.
Committee Annual Cash Retainer
As of the Effective Date, each Non-Executive Director who serves as the lead independent director, or the chair or a member of a committee of the Board will be eligible to earn additional annual fees (paid quarterly in arrears on a prorated basis) as follows:

Lead Independent Director:            US$    20,000

Chairman of Audit Committee:            US$    27,500

Member of Audit Committee:            US$    12,500

Chairman of Compensation Committee:        US$    20,000

Member of Compensation Committee:        US$    10,000

Chairman of Nominating and Governance Committee:    US$    11,000

Member of Nominating and Governance Committee:    US$    6,000

2.Equity Compensation
Except as set forth below, a Non-Executive Director will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to such eligible Non-Executive Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
(a)    No Discretion; Eligibility. Except as set forth in this Policy, no person will have any discretion to select which eligible Non-Executive Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards. A Non-Executive Director who either (i) beneficially owns more than 2% of the outstanding and issued share capital of the Company, or (ii) is a partner or a member of any venture capital firm that owns securities of the Company representing more than 2% of the outstanding and issued share capital of the Company, will not be eligible to receive Initial or Annual Awards under this Policy.
(b)    Initial Awards. Each person who first becomes an eligible Non-Executive Director following the Effective Date will be granted an award of restricted stock units (an “Initial Award”) covering a number of shares having a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) (the “Value”) of US$245,000 pro-rated for the amount of time that remains in the 12-month period prior to the next scheduled annual general meeting of shareholders of the Company (the “Annual General Meeting”) (and if the date of such Annual General Meeting is not known, the one-year anniversary of the most recent Annual Award granted to non-executive directors), rounded down to the nearest whole share. The Initial Award will be made on the first trading date on or after the date on which such individual first becomes an eligible Non-Executive Director, whether through election by the general meeting of shareholders of the Company or appointment by the Board to fill a vacancy. The shares underlying each Initial Award will vest on the earlier of (i) the one-year anniversary of the date the Initial Award is granted or (ii) the day prior to the date of the Annual General Meeting next following the date the Initial Award is granted, in each case subject to the eligible Non-Executive Director continuing to be a Non-Executive Director through the applicable vesting date. Each Initial Award will fully vest immediately prior to a Change in Control, subject to the eligible Non-Executive Director remaining a Non-Executive Director at the time of the Change in Control.
(c)    Annual Award. On the date of each Annual General Meeting, each eligible Non-Executive Director will be automatically granted an award of restricted stock units (an “Annual Award”) covering a number of shares having a Value of US$ 245,000, rounded down to the nearest whole share. The shares underlying each Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual General Meeting next following the date the Annual Award is granted, in each case, subject to the eligible Non-Executive Director continuing to be a Non-Executive Director through the applicable vesting date. Each Annual Award will fully vest immediately prior to a

Change in Control, subject to the eligible Non-Executive Director remaining a Non-Executive Director at the time of the Change in Control.
3.Change in Control
In the event of a Change in Control, each eligible Non-Executive Director will fully vest in his or her outstanding Company equity awards, including any Initial Award or Annual Award, provided that the eligible Non-Executive Director continues to be a Non-Executive Director through such date.
4.Travel Expenses
Each Non-Executive Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.
5.Adjustments
    In the event that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the shares occurs, the administrator of the Company’s amended and restated 2012 option plan, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of shares issuable pursuant to awards granted under this Policy.
6.Section 409A
    In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) the 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse a Non-Executive Director for any taxes imposed or other costs incurred as a result of Section 409A.
7.Revisions
    The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of a Non-Executive Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Non-Executive Director and the Company.